Exhibit 10.1

Amendment to
Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005
Restatement)

On May 31, 2007, at the Annual Meeting of Stockholders of Avatar Holdings Inc. (the “Company”), the stockholders approved an amendment to the Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement) (the “Plan”). The Compensation Committee of the Company’s Board of Directors had adopted the amendment on April 23, 2007, subject to stockholder approval.

After giving effect to the amendment, the text of Section 5 of the Plan is as follows:

5. Common Stock Available Under the Plan. Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 12 hereof, the aggregate number of shares of Common Stock that may be subject to Benefits granted under this Plan shall be 1,500,000 shares of Common Stock, which may be authorized and unissued or treasury shares. The maximum number of shares of Common Stock with respect to which Benefits may be granted or measured to any individual participant under the Plan during the term of the Plan shall not exceed 950,000, subject to adjustments made in accordance with Section 12 hereof). Any shares of Common Stock subject to a Stock Option or Stock Appreciation Right which for any reason is cancelled or terminated without having been exercised, any shares subject to Stock Awards, Performance Awards or Stock Units which are forfeited, any shares subject to Performance Awards settled in cash or any shares delivered to the Company as part or full payment for the exercise of a Stock Option or Stock Appreciation Right, and any shares withheld by the Company to satisfy tax withholding with respect to Benefits shall again be available for Benefits under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Benefits under the Plan but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Benefits (including the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights) that may be granted to any individual participant under the Plan.